Exhibit 10.69

Description of Non-Employee Director Compensation As Set By Board of Directors - Effective September 21, 2007

Each Non-Employee Director shall receive an annual retainer of (1) $25,000 and (2) an award of $25,000 in restricted stock.  In addition, an annual retainer shall be paid to the Chair of the Audit Committee of $25,000.